Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 10, 2014, by and between Collegium Pharmaceutical, Inc., a Delaware corporation (“Parent”), and Collegium Pharmaceutical, Inc., a Virginia corporation and a wholly owned subsidiary of Parent (the “Company”).

RECITALS

WHEREAS, Parent and the Company wish to provide for the merger of Parent with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Virginia Stock Corporation Act (the “VSCA”); and

WHEREAS, the Board of Directors of Parent has approved and adopted this Agreement; and

WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement; and

WHEREAS, Parent and the Company intend for the Merger to be treated as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and agree to adopt this Agreement as a plan of reorganization;

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements and covenants contained herein, the parties hereby agree as follows:

ARTICLE I
 The Merger; Effective Time

Section 1.1.                                 The Merger.  At the Effective Time (as defined in Section 1.3) Parent shall be merged with and into the Company and the separate existence of Parent shall thereupon cease.  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be a corporation governed by the VSCA, and the separate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL and the VSCA.

Section 1.2.                                 Filings.  The authorized officers, employees or agents of Parent and the Company shall take all actions as may be required for accomplishing the Merger, including, without limitation, obtaining the requisite approval of Parent’s stockholders and the Company’s sole shareholder and signing and filing a certificate of merger (the “Certificate of Merger”) and articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Delaware and the State Corporation Commission of Virginia, respectively.

Section 1.3.                                 Effective Time.  The Merger shall be effective at such date and time as the Certificate of Merger and the Articles of Merger are duly filed with the Secretary of State of the State of Delaware and the State Corporation Commission of Virginia, respectively, or such later date and time as is specified in the Certificate of Merger and the Articles of Merger.  The date and time at which the Merger becomes effective is referred to herein as the “Effective Time”.

Section 1.4.                                 Tax Treatment.  Parent and the Company intend for the Merger to be treated as a reorganization under Section 368(a)(1)(F) of the Code and agree to adopt this Agreement as a plan of reorganization.  Parent and the Company will report the Merger as a reorganization for all tax filings.

ARTICLE II
The Surviving Corporation

Section 2.1.                                 Articles of Incorporation.  The articles of incorporation of the Company in effect as of the date hereof, a copy of which is attached as Exhibit A hereto, shall be the articles of incorporation of the Surviving Corporation, without any change or amendment, until duly amended in accordance with the terms thereof and the VSCA.

Section 2.2.                                 Bylaws.  The bylaws of the Company in effect as of the date hereof, a copy of which is attached as Exhibit B hereto, shall be the bylaws of the Surviving Corporation, without any change or amendment, until duly amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and the VSCA.

Section 2.3.                                 Directors and Officers.  From and after the Effective Time, (a) the directors of the Company as of the date hereof, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation, and (b) the officers of the Company in office as of the date hereof, together with such additional persons as may thereafter be elected, shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation and the VSCA.  The directors and officers of the Company as of the date hereof are set forth on Exhibit C attached hereto.

ARTICLE III
Effect on Capital Stock, Options and Warrants

Section 3.1.                                 Capital Stock of the Company.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the stockholders of Parent, except for Dissenting Shares (as defined in Section 3.5), (i) each outstanding share of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) shall be cancelled, extinguished and automatically converted into the right to receive one share of common stock, par value $0.001 per share, of the Company (“Common Stock”); (ii) each outstanding share of Series A Convertible Preferred Stock, par value $0.001 per share, of Parent (“Parent Series A Stock”) shall be cancelled, extinguished and automatically converted into the right to receive one share of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company; (iii) each outstanding share of Series B Convertible Preferred Stock, par value $0.001 per share, of Parent (“Parent Series B Stock”) shall be cancelled, extinguished and automatically converted into the right to receive one share of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company; and (iv)

2

each outstanding share of Series C Convertible Preferred Stock, par value $0.001 per share, of Parent (“Parent Series C Stock,” and collectively with the Parent Common Stock, Parent Series A Stock, Parent Series B Stock, the “Parent Stock”) shall be cancelled, extinguished and automatically converted into the right to receive one share of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

Section 3.2.                                 Capital Stock of Parent.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the sole shareholder of the Company, each of the issued and outstanding shares of the Company’s Common Stock shall be cancelled.

Section 3.3.                                 Options.  At the Effective Time, each option to purchase shares of Parent Common Stock (“Parent Stock Option”) outstanding under Parent’s 2012 Stock Incentive Plan, as amended, and Parent’s Amended and Restated 2002 Stock Option Plan, as amended, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of such Parent Stock Option, be automatically terminated by Parent.  Following the Effective Time, the Company shall issue replacement options to purchase shares of Common Stock pursuant to the Company’s 2014 Stock Incentive Plan, a copy of which is attached hereto as Exhibit D, to each holder of Parent Stock Options cancelled pursuant to this Section 3.3 (each, a “Replacement Option”). To the extent that they replace Parent Stock Options which qualify as “incentive stock options” under the Code, each Replacement Option will be intended to qualify as an “incentive stock option” under the Code (although the Company makes no representation and warranty whatsoever that such options will so qualify).  Each Replacement Option shall be subject to the same terms and conditions as the applicable Parent Stock Option it replaced, except that each such Replacement Option shall be exercisable for, and represent the right to purchase, shares of Common Stock.  The Company shall reserve for issuance a sufficient number of shares of Common Stock for delivery upon exercise of the Replacement Options granted in accordance with this Section 3.3.  Each Replacement Option shall vest on the same schedule (with the same vesting start date) and terminate on the same expiration date and have the same exercise price as the applicable Parent Stock Option it replaced.

Section 3.4.                           Warrants.  At the Effective Time, each warrant to purchase shares of Parent Common Stock (“Parent Warrant”) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of such Parent Warrant, be assumed by the Company.

Section 3.5.                           Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary, shares of Parent Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Parent Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 3.1 attributable to such Dissenting Shares.  Such stockholders shall be entitled to receive payment of the appraised value of such shares of Parent Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL.  All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall

3

have withdrawn or lost their right to appraisal of such shares of Parent Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 3.1.

ARTICLE IV
Termination

Section 4.1.                                 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

Section 4.2.                                 Effect of Termination and Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 4.1, no party hereto (or any of its directors, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V
Miscellaneous and General

Section 5.1.                                 Representations and Warranties of the Company.  The Company was organized for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than as incident to its organization and in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.2.                                 Modification or Amendment.  This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the requisite approval of Parent’s stockholders and the Company’s sole shareholder have been obtained; provided, however, that after such approvals have been obtained, no amendment shall be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company or by the sole shareholder of Parent without such further approval or adoption, including any amendment to change the amount or kind of shares or rights to acquire shares to be received under this Agreement, the articles of incorporation of the Surviving Corporation or any of the other terms or conditions of this Agreement if the change would adversely affect Parent’s stockholders or the Company’s sole shareholder in any material respect.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

Section 5.3.                                 Counterparts.  For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.4.                                 Further Assurances.  Each party hereto agrees to execute and deliver such other writings, documents, certificates, notices and such other instruments, and to take such other

4

actions, as are reasonably required in order to carry out the intent and purposes of this Agreement and to enable the consummation of the Merger.

Section 5.5.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of laws thereof.

Section 5.6.                                 Captions.  The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COLLEGIUM PHARMACEUTICAL, INC.,
a Delaware corporation

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President and Chief Executive Officer

COLLEGIUM PHARMACEUTICAL, INC.,
a Virginia corporation

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President and Chief Executive Officer

EXHIBIT A

ARTICLES OF INCORPORATION
OF
COLLEGIUM PHARMACEUTICAL, INC.

Exhibit A has been omitted as such document has been separately filed as an exhibit to the Form S-1. The Company agrees to furnish supplementally a copy of this exhibit to the Securities and Exchange Commission upon request.

EXHIBIT B

BYLAWS OF THE COMPANY

Exhibit B has been omitted as such document has been separately filed as an exhibit to the Form S-1. The Company agrees to furnish supplementally a copy of this exhibit to the Securities and Exchange Commission upon request.

EXHIBIT C

DIRECTORS AND OFFICERS OF THE COMPANY

Directors

Patrick Heron
Michael Heffernan
David Hirsch
John Freund
Robert Jevon
Gino Santini

Officers

Michael Heffernan - President, Chief Executive Officer, Treasurer and Secretary

Douglas R. Carlson - Vice President, Corporate Development

Alison Fleming - Vice President, Product Development

Ernest A. Kopecky - Vice President, Clinical Development and Head of the Neuroscience

Therapeutic Area

Said Saim - Vice President, Pharmaceutical Development

EXHIBIT D

2014 Stock Incentive Plan

Exhibit D has been omitted as such document has been separately filed as an exhibit to the Form S-1. The Company agrees to furnish supplementally a copy of this exhibit to the Securities and Exchange Commission upon request.